Exhibit 99.1

♦ News ♦

FOR IMMEDIATE RELEASE: July 28, 2004

Contact:
Hytek Microsystems, Inc.	Financial Relations Board
John F. Cole	Laurie Berman
President & CEO	(310) 407-6546
(775) 883-0820

HYTEK REPORTS FISCAL 2004 SECOND QUARTER AND YEAR-TO-DATE RESULTS

Carson City, NV – July 28, 2004—Hytek Microsystems, Inc. (OTC Bulletin Board: HTEK.OB) today announced fiscal 2004 second quarter and year-to-date financial results.

Net revenues for the second quarter ended July 3, 2004 decreased approximately 5% to $2,602,000 from $2,751,000 for the second quarter ended June 28, 2003. Net income for the second quarter ended July 3, 2004 was $21,000, or $0.01 per diluted share, compared to a net loss of $40,000, or $0.01 per diluted share, for the same quarter one year ago.

For the first six months ended July 3, 2004, net revenues were $5,069,000, a 1% decrease from net revenues of $5,114,000 for the six-month period ended June 28, 2003. Net income for the six-month period ended July 3, 2004 was $81,000, or $0.02 per diluted share, compared to a net loss of $207,000, or $0.06 per diluted share, for the comparable six-month period ended June 28, 2003. Contributing to net income during the first quarter ended April 3, 2004 was an accumulation of scrap recovery totaling approximately $119,000, which reduced cost of sales.

“Our operating plan for fiscal year 2004 established objectives to focus the business toward favorable long-term production opportunities and measurably improve key metrics. More specifically, our plan for the first half of fiscal year 2004 was to continue on a breakeven path and we essentially accomplished that,” stated John F. Cole, President and CEO. “Although we are not satisfied with breakeven performance, we continue to see incremental improvements in many aspects of our business.”

The report of independent auditors on the Company’s January 3, 2004 financial statements includes an explanatory paragraph indicating there is substantial doubt about the Company’s ability to continue as a going concern, and significant doubt about the Company’s ability to continue as a “going concern” may continue to exist throughout fiscal 2004.

Founded in 1974 and headquartered in Carson City, Nevada, Hytek specializes in hybrid microelectronic circuits that are used in military applications, geophysical exploration, medical instrumentation, satellite systems, industrial electronics, opto-electronics and other OEM applications.

Note: News releases and other information regarding Hytek Microsystems can be accessed on the Internet at http://www.hytek.com, or at http://www.frbinc.com.

Financial Tables Follow]

HYTEK MICROSYSTEMS, INC.

CONDENSED FINANCIAL SUMMARY

(Unaudited)

(In thousands, except per share data)

CONDENSED STATEMENTS OF OPERATIONS DATA

	Quarter Ended		Six Months Ended
	7/3/04	6/28/03	7/3/04	6/28/03
Net revenues	$2,602	$2,751	$5,069	$5,114

Net income (loss)	$21	$(40)	$81	$(207)

Basic and diluted income (loss) per share	$0.01	$(0.01)	$0.02	$(0.06)

Shares used in the calculation of net income (loss) per share

Basic	3,256	3,256	3,256	3,256
Diluted	3,282	3,256	3,279	3,256

CONDENSED BALANCE SHEET DATA

	7/3/04	1/3/04
Assets

Current assets	$4,647	$4,617
Net property, plant and equipment	$805	$843
Other Assets	$15	$23

Total assets	$5,467	$5,483

Liabilities and equity

Current liabilities	$2,053	$2,151

Long-term debt obligations	0	0
Shareholders’ equity	$3,414	$3,332

Total liabilities and equity	$5,467	$5,483